Prospectus	Filed Pursuant to Rule 424(b)(3) Registration No. 333-296761

Up to 3,019,586 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus under the caption “Selling Stockholders,” or the Selling Stockholders, of up to 3,019,586 shares of our common stock, par value $0.00001 per share, or the Shares, comprising up to 3,019,586 shares of our common stock issuable upon the exercise of outstanding warrants issued in a private placement on June 9, 2026. We will not receive any proceeds from the sale of shares being sold by the selling stockholders.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar charges, if any, incurred for the sale of the warrant shares. The selling stockholders identified in this prospectus may offer the shares from time to time through public or private transactions at fixed prices, at prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section titled “Plan of Distribution” beginning on page 9 of this prospectus. We will not be paying any underwriting discounts or commissions in connection with any offering of shares under this prospectus.

Our common stock is listed on the Nasdaq Capital market under the symbol “XXII.” On June 25, 2026, the closing price of our common stock was $4.85 per share.

Investment in our common stock involves risks. Please read carefully the section entitled “Risk Factors” on page 1 of this prospectus, our most recent Annual Report on Form 10-K, subsequently filed Quarterly Reports on Form 10-Q and in any applicable prospectus supplement and/or other offering material for a discussion of certain factors which should be considered in an investment of the common stock which may be offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2026.

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About This Prospectus

Unless the context otherwise requires, references in this prospectus to “Company,” “22nd Century,” “we,” “us,” “our,” and “ours” refer to 22nd Century Group, Inc. and its subsidiaries where the context so requires.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the shares of common stock described in this prospectus in one or more offerings. A prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell the securities in any jurisdiction in which an offer is not authorized or in which the person making that offer is not qualified to do so or to anyone to whom it is unlawful to make an offer. You should not assume that the information contained in this prospectus or any prospectus supplement or any other offering material, or the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

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“Forward-Looking” Information

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included or incorporated by reference herein regarding our expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events are forward-looking statements. You can identify these statements by words such as “aim,” “anticipate,” “assume,” “believe,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “positioned,” “predict,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. These statements are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including the following summary of risk factors:

●	We have had a history of losses and negative cash flows, and we may be unable to achieve and sustain profitability and positive cash flows from operations.

●	Our ability to continue as a going concern.

●	Our ability to maintain compliance with the NASDAQ listing requirements.

●	Our competitors generally have, and any future competitors may have, greater financial resources and name recognition than we do, and they may therefore develop products or other technologies similar or superior to ours, or otherwise compete more successfully than we do.

●	Our research and development process may not develop marketable products, which would result in loss of our investment into such process.

●	The failure of our information systems to function as intended or their penetration by outside parties with the intent to corrupt them could result in business disruption, litigation and regulatory action, and loss of revenue, assets, or personal or confidential data (cybersecurity).

●	We may be unsuccessful at commercializing our Very Low Nicotine “VLN” tobacco using the reduced exposure claims authorized by the Food and Drug Administration (“FDA”).

●	The manufacturing of tobacco products subjects us to significant governmental regulation and the failure to comply with such regulations could have a material adverse effect on our business and subject us to substantial fines or other regulatory actions.

●	We may become subject to litigation related to cigarette smoking and/or exposure to environmental tobacco smoke, or ETS, which could severely impair our results of operations and liquidity.

●	The loss of a significant customer for whom we manufacture tobacco products could have an adverse impact on our results of operation.

●	Product liability claims, product recalls, or other claims could cause us to incur losses or damage our reputation.

●	The FDA could force the removal of our products from the U.S. market.

●	Certain of our proprietary rights have expired or may expire or may not otherwise adequately protect our intellectual property, products and potential products, and if we cannot obtain adequate protection of our intellectual property, products and potential products, we may not be able to successfully market our products and potential products.

●	We license certain patent rights from third-party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects could be harmed.

●	Our stock price may be highly volatile and could decline in value.

●	Future sales of our common stock will result in dilution to our common stockholders.

●	We have a significant number of outstanding warrants with anti-dilution price protection.

●	We do not expect to declare any dividends on our common stock in the foreseeable future.

You also should carefully review the risk factors and cautionary statements described in the other documents we file or furnish from time to time with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The forward-looking statements included in this prospectus and any other offering material, or in the documents incorporated by reference into this prospectus and any other offering material, are made only as of the date of the prospectus and any other offering material or the incorporated document.

We do not assume any obligation to update any forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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22nd Century Group, inc.

22nd Century Group, Inc. is a tobacco products company with sales and distribution of our own proprietary new reduced nicotine tobacco products authorized as Modified Risk Tobacco Products by the FDA. Additionally, we provide contract manufacturing services for conventional combustible tobacco products for third-party brands.

Our mission in tobacco is dedicated to mitigating the harms of smoking through our proprietary reduced nicotine content tobacco plants and our Very Low Nicotine, VLN® combustible cigarette products. In December 2021, we secured the first and only authorization from the FDA to market a combustible cigarette, our brand VLN® as a Modified Risk Tobacco Product using certain reduced nicotine exposure claims. Our VLN® tobacco products are supported by a substantial intellectual property portfolio comprising issued patents and patent applications related to tobacco plants, and in particular our reduced nicotine tobacco plants.

In addition to continued focus on VLN®, we renewed our focus on utilizing our tobacco assets to attract additional tobacco business to help fund the growth of VLN®. In addition to existing business relationships with multiple tobacco products companies, we will continue to expand the number of brands in our contract manufacturing operations portfolio.

We are a Nevada corporation and our corporate headquarters is located at 321 Farmington Rd, Mocksville, NC 27028. Our telephone number is (336) 940-3769. Our internet address is www.xxiicentury.com. We do not incorporate the information on our website into this prospectus, and you should not consider it to be a part of this prospectus. Our web site address is included as an inactive textual reference only.

Our Annual Report on Form 10-K for the year ended December 31, 2025, provides additional information about our business, operations and financial condition.

Use of Proceeds

We will not receive any proceeds from the sale of shares being sold by the selling stockholders. We will, however, receive proceeds on the exercise by the selling stockholders of outstanding warrants for shares of our common stock if the warrants are exercised for cash.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the specific risks set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, incorporated into this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus, including the risk factor below, before investing in any shares of common stock offered by this prospectus. For more information, see “Where You Can Find More Information.”

Risks Related to Ownership of Our Common Stock

We have a significant number of outstanding securities with anti-dilution price protection.

We have approximately 3,019,586 outstanding warrants with anti-dilution price protection. The exercise price on these warrants will have the exercise price reduced in the event of any future offerings of securities at a lower price than the current exercise price (subject to limited exceptions) of $6.32.

In addition, our Series B Convertible Preferred Stock is convertible into common stock at any time at a current conversion price of $14.28 and, alternatively, at a 15% discount to the lowest daily volume-weighted average price during the prior 20 trading days, which price is subject to adjustment for any future offerings of securities at a lower price than the current exercise price (subject to limited exceptions) and a floor price of $14.28.

Such securities may deter future investors and can result in further dilution to our investors.

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Description of Capital Stock

The following is a description of our capital stock and certain provisions of our amended and restated articles of incorporation, amended and restated bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our amended and restated articles of incorporation and amended and restated bylaws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part. We are incorporated in the State of Nevada. The rights of our stockholders are generally covered by Nevada law and our amended and restated articles of incorporation and amended and restated bylaws. The terms of our capital stock are therefore subject to Nevada law.

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share.

On June 10, 2026 we filed a certificate of change authorizing a 1-for-20 reverse stock split of our issued and outstanding shares of common stock, par value $0.00001 (the “June Reverse Stock Split”). There was no change to our authorized shares. The June Reverse Stock Split became effective at 12:01 a.m. Eastern Time on June 12, 2026. Unless otherwise indicated, all share and per share prices herein have been adjusted to retroactively reflect the June Reverse Stock Split and all prior reverse stock splits. However, common stock share and per share amounts in certain of the documents incorporated by reference herein have not been adjusted to give effect to the prior reverse stock splits.

As of June 22, 2026, 516,328 shares of common stock were issued and outstanding (including 171,204 shares of common stock held in abeyance), 3,019,586 shares of common stock issuable upon the exercise of warrants and 8,505 shares of Series B Convertible Preferred Stock, stated value of $1,000 per share (“Series B Preferred Stock”) were issued and outstanding.

Common Stock

Our common stock is traded on the Nasdaq Capital Market under the symbol “XXII.” Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefore, subject to a preferential dividend right of outstanding preferred stock. Upon the liquidation, dissolution or our winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by the rights of the holders any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated articles of incorporation, the board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue shares of preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors.

The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third part to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

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The effects of issuing preferred stock could include one or more of the following:

●	decreasing the amount of earnings and assets available for distribution to holders of common stock;

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying, deferring or preventing changes in our control or management.

Series B Convertible Preferred Stock. On March 20, 2026, we and certain investors (the “Investors”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with respect to the offer and sale of up to $20 million of shares of Series B Preferred Stock, stated value $1,000 per share, and warrants to purchase shares of common stock pursuant to a registered direct offering. At the initial closing, the Investors closed on the initial 16,000 shares of Series B Preferred Stock and warrants. The remaining 4,000 shares of Series B Preferred Stock and warrants are expected to be delivered at second closings, of which 25 shares have been purchased through June 12, 2026. The investors may request the second closing at any time until the one-year anniversary of the initial closing date and we may require the second closing at any time until the one-year anniversary of the initial closing date by individual investor once less than 50% of such investor’s Series B Preferred Stock purchased at the initial closing remains outstanding and certain equity conditions have been satisfied for at least 7 of the prior 10 trading days, including: (1) the common stock closes above 2.5 times the floor price and (2) the daily dollar trading volume of the common stock exceeds $500. The Series B Preferred Stock and the shares of common stock underlying such securities were originally registered pursuant to a prospectus dated March 31, 2023 and a prospectus supplement dated March 20, 2026. We used the net proceeds from the offering to repurchase at par all outstanding shares of Series A Convertible Preferred Stock issued in August 2025.

The following is a summary of the material terms and provisions of the Series B Preferred Stock. This summary is subject to and qualified in its entirety by the Series B Certificate of Designation, which is included as an exhibit to the registration statement of which this prospectus forms a part. As of June 12, 2026, there were 8,505 shares of Series B Preferred Stock issued and outstanding.

Dividends

The holders of Series B Preferred Stock will be entitled to dividends when and as declared by the board of directors from time to time, in its sole discretion, which dividends will be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms of the Series B Certificate of Designation, in cash, in securities of the Company or using assets as determined by the board of directors on the stated value of such preferred stock.

Voting Rights

The shares of Series B Preferred Stock have no voting rights, except to the extent required by applicable law. As long as any shares of Series B Preferred Stock are outstanding, the Company may not, without the approval of a majority of the then outstanding shares of Series B Preferred Stock (a) alter or change the powers, preferences or rights given to the Series B Preferred Stock, (b) alter or amend the Certificate of Incorporation or the bylaws of the Company in such a manner so as to materially adversely affect any rights given to the Series B Preferred Stock, (c) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined below) senior to, or otherwise pari passu with, the Series B Preferred Stock, (d) increase the number of authorized shares of Series B Preferred Stock, or (e) enter into any agreement to do any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the then holders of the Series B Preferred Stock are entitled to receive out of the assets available for distribution to stockholders of the Company an amount equal to either (i) 100% of the stated value or (ii) the amount the holder would receive if the Series B Preferred Stock had been converted into common stock; in each instance, prior to and in preference to the common stock or any other series of preferred stock.

Conversion

The Series B Preferred Stock is convertible into common stock at any time at an initial fixed conversion price of $71.40, subject to adjustment for certain anti-dilution provisions set forth in the Series B Certificate of Designation, subject to a floor price equal to 20% of the Nasdaq minimum price on the date of the Securities Purchase Agreement ($14.28) (the “Series B Conversion Price”). The fixed conversion price has anti-dilution price protection for future dilutive issuances. The Company has the ability to reset the fixed conversion price (lower), subject to board approval and the floor price. The Series B Preferred Stock is also convertible at any time at the Alternative Conversion Price, which is a 15% discount to the lowest daily VWAP in the prior 20 trading days, subject to the floor price.

Conversion at the Option of the Holder

The Series B Preferred Stock is convertible at the then-effective Series B Conversion Price (or the Alternative Conversion Price, at the holder’s election) at the option of the holder at any time and from time to time.

Mandatory Conversion at the Option of the Company

If, at any time from and after issuance, (i) the closing price of the common stock equals or exceeds 200% of the then fixed conversion price for 10 consecutive trading days and (ii) the daily dollar trading volume for the common stock exceeds $500,000 per day during such period, the Company may require the holders to convert the Series B Preferred Stock into common stock at the Series B Conversion Price.

Beneficial Ownership Limitation

The Series B Preferred Stock cannot be converted to common stock if the holder and its affiliates would beneficially own more than 4.99% (or 9.99% at the election of the holder) of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

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Preemptive Rights

The Securities Purchase Agreement also provides that certain of the Investors that funded at least $2,000,000 have a right of participation in future equity or equity-linked offerings by the Company in an amount equal to 50% of such subsequent financing for a period of 9 months after no shares of Series B Preferred Stock are outstanding.

Redemption

At any time six (6) months after the issuance date, the Company may redeem all or a portion of the shares of Series B Preferred Stock outstanding by delivering notice at least 30 calendar days prior equal to 110% of the stated value per share of Series B Preferred Stock being redeemed. During the 30-day notice period, holders shall be permitted to convert their Series B Preferred Stock. Such redemption right may also be exercised in advance of a change in control of the Company.

Negative Covenants

As long as any Series B Preferred Stock is outstanding, unless the holders of more than 50% of the then outstanding shares of Series B Preferred Stock shall have otherwise given prior written consent, the Company cannot, subject to certain exceptions, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness (as defined in the Series B Certificate of Designation) exceeding $100,000, with the exception of a working capital line of credit with a commercial bank or other similar financial institution up to $1,000,000.

Term

The Series B Preferred Stock is perpetual and has no stated maturity date.

Trading Market

There is no established trading market for any of the Series B Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series B Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series B Preferred Stock will be limited.

Stock Options and Restricted Stock

As of June 22, 2026, we had unvested stock options to purchase a total of 3,662 shares of common stock at a weighted average exercise price of $643.48 per share and 1,213 shares of unvested restricted stock or restricted stock units. As of June 22, 2026, an additional 3,772,848 shares of common stock were available for future award grants under our stock incentive plan.

Outstanding Warrants

As of June 22, 2026, there were 3,019,586 shares of common stock issuable upon the exercise of warrants as follows:

Offering	Number of Warrants		Current Exercise Price		Expiration Date
June 2026 Inducement Warrants(2)	3,019,586	(3)	$6.32	(3)		(1)

(1)	Expiration date is 5-years following stockholder approval date.

(2)	The warrants contain anti-dilution protection provisions relating to subsequent equity sales of shares of the Company’s common stock or common stock equivalents at an effective price per share lower than the then effective exercise price of such warrants.

(3)	Reflects the number of warrants and exercise price assuming stockholder approval is obtained.

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Anti-Takeover Provisions Under Nevada Law

Combinations with Interested Stockholder. Sections 78.411-78.444, inclusive, of the Nevada Revised Statutes (NRS) contain provisions governing combinations with an interested stockholder. For purposes of the NRS, “combinations” include: (i) any merger or consolidation of a Nevada corporation or any subsidiary of a Nevada corporation with the interested stockholder or any other entity, whether or not itself is an interested stockholder of the Nevada corporation, which is, or after and as a result of the merger or consolidation would be, an affiliate or associate of the interested stockholder; (ii) any sale, lease, exchange mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with the interested stockholder or any affiliate or associate of the interested stockholder of assets of the Nevada corporation or any subsidiary of the Nevada corporation (x) having an aggregate market value equal to more than 5% of the aggregate market value of all of the consolidated assets of the Nevada corporation, (y) having an aggregate market value equal to more than 5% of the aggregate market value of all the outstanding voting shares of the Nevada corporation, or (z) representing more than 10% of the earning power or net income of the Nevada corporation (determined on a consolidated basis); (iii) the issuance or transfer by the Nevada corporation or any subsidiary of the Nevada corporation, in one transaction or a series of transactions, of any shares of the Nevada corporation or any subsidiary of the Nevada corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding voting shares of the Nevada corporation to the interested stockholder or any affiliate or associate of the interested stockholder except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the Nevada corporation; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Nevada corporation under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or affiliate or associate of the interested stockholder; (v) except for transactions that would not constitute a combination pursuant to subsection (iii) above, any reclassification of securities (including share splits, share dividend or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares), any recapitalization of the Nevada corporation, any merger or consolidation of the Nevada corporation with any of its subsidiaries, or any other transaction, whether or not with or into or otherwise involving the interested stockholder, under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the Nevada corporation or any subsidiary of the Nevada corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares; and (vi) any receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit, directly or indirectly, except proportionately as a stockholder of the Nevada corporation, of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the Nevada corporation.

For purposes of the NRS, an “interested stockholder” is defined to include any person, other than the Nevada corporation or any subsidiary of the Nevada corporation, that is: (a) a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the Nevada corporation or (b) an affiliate or associate of the Nevada corporation and was, at any time within two years immediately before the date in question, the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the Nevada corporation.

Subject to certain exceptions, the provisions of the NRS statute governing combinations with interested stockholders provide that a Nevada corporation may not engage in a combination with an interested stockholder for two years after the date that the person first became an interested stockholder unless (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder or (ii) during the two-year period, the transaction is approved by the board and by 60% of the disinterested stockholders at an annual or special meeting of the stockholders.

After such two-year period, corporations subject to these statutes may not engage in specified business combinations and transactions unless: (i) the business combination or transaction by which the person first became an interested stockholder is approved by the board of directors before the stockholder became an interested stockholder; (ii) the business combination is approved by a majority of the outstanding voting power (excluding the shares held by the interested stockholder or any affiliate or associate of the interested stockholder); or (iii) the combination meets the requirements of 78.411 through 78.444 of the NRS, inclusive.

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The NRS allows a corporation to “opt out” of NRS 78.411 through 78.444, inclusive, by providing in such corporation’s original articles of incorporation or bylaws that such statutes do not apply to the corporation. Unless certain limited exceptions apply, corporations cannot opt out of such statutes by amending their articles of incorporation or bylaws. We have not opted out of such statutes.

Control Share Acquisitions. The NRS also contains a “control share acquisitions statute.” If applicable to a Nevada corporation, this statute restricts the voting rights of certain stockholders referred to as “acquiring persons,” that acquire or offer to acquire ownership of a “controlling interest” in the outstanding voting stock of an “issuing corporation.” For purposes of these provisions (i) a “controlling interest” means, with certain exceptions, the ownership of outstanding voting stock sufficient to enable the acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power in the election of directors and (ii) an “issuing corporation” means a Nevada corporation, as of any date, that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding such date, and which does business in Nevada directly or through an affiliated corporation. The voting rights of an acquiring person in the affected shares will be restored only if such restoration is approved by the holders of a majority of the voting power of the corporation (excluding the shares held by the acquiring person) at an annual or special meeting of the stockholders.

The NRS allows a corporation to “opt out” of the control share acquisitions statute by providing in such corporation’s articles of incorporation or bylaws, in effect on the 10th day following the acquisition of a controlling interest by an acquiring person, that the control share acquisitions statute does not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. We have not opted out of the control share acquisitions statute.

Liability and Indemnification of Directors and Officers

NRS Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees or agents, or any person who serves or served at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (for purposes of this section, the “Indemnitee” or “Indemnitees”) against expenses, including attorneys’ fees, actually and reasonably incurred related to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) arising by reason of an Indemnitee’s status as a director, officer employee or agent of the corporation if: (i) the Indemnitee is not liable for breach of fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; (ii) the Indemnitee conducted himself or herself in good faith and reasonably believes that his or her conduct was in, or not opposed to, our best interests; or (iii) in a criminal action, the Indemnitee must not have had reasonable cause to believe that his or her conduct was unlawful. NRS Section 78.751 requires us to indemnify any Indemnitee for any expenses referenced above if the Indemnitee has been successful on the merits or otherwise in defense of the foregoing actions, suits or proceedings.

Under NRS Section 78.7502, any discretionary indemnification, unless ordered by a court or advanced by the corporation in accordance with NRS Section 78.751(2), can only occur if deemed proper by (i) the stockholders; (ii) a majority vote of a quorum consisting of disinterested directors; or (iii) an independent counsel’s written legal opinion (if such an approach is approved by a majority vote of a quorum consisting of disinterested directors or if a quorum consisting of disinterested directors cannot be obtained). Under NRS Section 78.751(2), advances for expenses may be made by agreement if the Indemnitee affirms in writing that he or she believes that he or she has met the statutory standards and will personally repay the expenses if a court of competent jurisdiction determines that such Indemnitee did not meet the statutory standards.

Our amended and restated bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he, she or it is not entitled to be indemnified by us.

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Our amended and restated articles of incorporation provides that we shall indemnify directors and officers to the fullest extent permitted by the NRS. Our amended and restated articles of incorporation also provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders to the fullest extent permitted by the NRS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by our company is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “XXII.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004-1561.

Selling StockholderS

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus under the caption “Selling Stockholders,” or the Selling Stockholders, of 3,019,586 shares of our common stock, par value $0.00001 per share, or the Shares, comprising up to 3,019,586 shares of our common stock issuable upon the exercise of outstanding warrants issued in a private placement on June 9, 2026. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholders as of June 12, 2026.

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Under the terms of the various warrants, the selling stockholders will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of our common stock (including securities convertible into common stock) outstanding immediately after the exercise; provided, however, that the holder may increase or decrease this limitation at any time, although any increase shall not be effective until the 61st day following the notice of increase and the holder may not increase this limitation in excess of 9.99% of the number of shares of our common stock (including securities convertible into common stock) outstanding immediately after the exercise. The number of shares owned before and after the offering do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” Information is as of June 12, 2026 and is based on 516,328 shares of common stock were issued and outstanding (including 171,204 shares of common stock held in abeyance).

Name	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percent of Outstanding Common Stock Owned After Offering
Anson East Master Fund LP (1)	601,702	575,778	25,924	7.5%
Anson Investments Master Fund LP (1)	1,747,547	1,738,907	8,641	2.49%
Joseph Reda (2)	56,479	53,724	2,755	*
Dawson James Securities, Inc. (3)	23,356	22,366	990	*
Jonathan Schechter (4)	51,618	51,618	-	-
SEG Opportunity Fund, LLC (5)	306,333	290,574	15,759	4.6%
Iroquois Capital Investment Group LLC(6)	177,529	171,971	5,558	1.6%
Iroquois Master Fund Ltd.(7)	118,353	114,648	3,705	1.1%

* Less than 1%.

(1) Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund and Anson East Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-104, Cayman Islands.

(2) Residential address is 1324 Manor Circle, Pelham NY 10803.

(3) Business address is 2700 N. Military Trail, Suite 100, Boca Raton FL 33431. Dawson James is registered broker dealer. Robert D. Keyser, Jr. has voting control and investment discretion over the securities and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of such securities.

(4) Residential address is 135 Sycamore Drive, Roslyn NY 11576.

(5) Business address is 135 Sycamore Drive, Roslyn NY 11576. Joseph Reda, Gregory Castaldo and Jonathan Schechter have voting control and investment discretion over the securities and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of such securities.

(6) Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Capital Investment Group LLC. The business address is 2 Overhill Road, Suite 400, Scarsdale NY 10583.

(7) Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC , Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Capital Management and Iroquois Master Fund. The business address is 2 Overhill Road, Suite 400, Scarsdale NY 10583.

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Plan of Distribution

We are registering outstanding shares of common stock issuable upon exercise of warrants to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will, however, receive proceeds on the exercise by the selling stockholders of outstanding warrants for shares of our common stock covered by this prospectus if the warrants are exercised for cash. We will bear all fees and expenses incident to the registration of the shares of common stock, provided, however, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

The selling stockholders may sell all or a portion of the shares of common stock held and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 or any other exemption from registration promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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Legal Matters

The validity of the shares of our common stock being offered hereby will be passed upon for us by Foley & Lardner LLP, Jacksonville, Florida.

Experts

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2025, have been audited by WithumSmith+Brown PC, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the ability to continue as a going concern) given upon their authority as experts in accounting and auditing. To the extent that WithumSmith+Brown PC audits and reports on consolidated financial statements of 22nd Century Group, Inc. at future dates and consents to the use of their reports thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority.

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Freed Maxick P.C. an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified and includes an explanatory paragraph relating to substantial doubt about the ability to continue as a going concern) given upon their authority as experts in accounting and auditing. To the extent that Freed Maxick P.C. audits and reports on consolidated financial statements of 22nd Century Group, Inc. at future dates and consents to the use of their reports thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You can find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

Incorporation of Certain Documents by Reference

We are “incorporating by reference” specified documents that we file with the SEC, which means:

●	incorporated documents are considered part of this prospectus;

●	we are disclosing important information to you by referring you to those documents; and

●	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than information furnished under Item 2.02 or Item 7.01 of Form 8-K) (i) after the date of the registration statement on Form S-3 filed under the Securities Act with respect to securities offered by this prospectus and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on March 26, 2026;

●	Our Quarterly Report on Form 10-Q for the periods ended March 31, 2026 filed with the SEC on May 7, 2026;

●	Our Current Reports on Form 8-K filed with the SEC on January 22, 2026, February 20, 2026, March 20, 2026, May 1, 2026, June 9, 2026 (as amended), June 11, 2026; and

●	The description of our common stock contained in or incorporated into our Registration Statement on Form 8-A, filed August 12, 2021, and any amendment or report updating that description.

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Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

22nd Century Group, Inc.

321 Farmington Rd

Mocksville, NC 27028

(336) 940-3769

You can also find these filings on our website at www.xxiicentury.com. We are not incorporating the information on our website other than these filings into this prospectus. You should rely only on the information contained in this prospectus (including information incorporated by reference therein) and any free writing prospectus that we may authorize to be delivered to you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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